EXHIBIT 99.4

GTT Communications, Inc.
Unaudited Pro Forma Combined Financial Information

Introduction

On October 1, 2014, GTT Communications, Inc., a Delaware corporation (“GTT” or the “Company”), Global Telecom & Technology Americas, Inc., a Virginia corporation and wholly owned subsidiary of the Company (the “Purchaser”), and GTT USNi, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with American Broadband, Inc. d/b/a United Network Services, Inc., a Delaware corporation (“UNSi”), and Francis D. John, as the representative of UNSi’s stockholders and warrantholders. Upon the terms and subject to the conditions set forth in the Merger Agreement, the Purchaser acquired UNSi through the merger of Merger Sub with and into UNSi (the “Merger”), with UNSi being the surviving corporation. The closing of the Merger occurred simultaneously with the signing of the Merger Agreement.

Under the terms of the acquisition agreement, the consideration consisted of $30.0 million in cash paid at closing, $4.0 million of deferred cash payable October 1, 2015, the assumption of $18.8 million of liabilities and 231,539 shares of common stock of the Company.

The unaudited pro forma combined balance sheet combines (i) the historical consolidated balance sheets of GTT and UNSi, giving effect to the acquisition as if it had been consummated on September 30, 2014, and (ii) the unaudited pro forma combined statements of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013, giving effect to the acquisition as if it had occurred on January 1, 2013.

The historical consolidated financial statements of GTT and UNSi have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed at the dates indicated. It may be necessary to further reclassify UNSi’s combined financial statements to conform to those classifications that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the unaudited pro forma combined financial statements, further reclassifications may be necessary.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting with GTT treated as the acquiring entity. Accordingly, consideration paid by GTT to complete the acquisition of UNSi has been allocated to UNSi’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition.

The pro forma purchase price allocations are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented below. GTT estimated the fair value of UNSi’s assets and liabilities based on discussions with UNSi’s management, due diligence and information presented in financial statements. There can be no assurance that the final determination will not result in material changes. GTT expects to incur significant costs associated with integrating GTT’s and UNSi’s businesses. The unaudited pro forma combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the unaudited pro forma combined financial statements do not reflect one-time fees and expenses of approximately $6 - 7 million payable by GTT as a result of the acquisition.

EXHIBIT 99.4

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2014

(Amounts in thousands, except for share and per share data)	GTT	UNSi	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	41,610	316	(29,978)	(d)	11,948
Accounts receivable, net	23,658	3,205	—		26,863
Deferred contract costs	3,111	1,282	—		4,393
Prepaid expenses and other current assets	2,391	1,131	—		3,522
Total current assets	70,770	5,934	(29,978)		46,726
Property and equipment, net	16,269	11,409	—		27,678
Intangible assets, net	45,085	5,154	18,811	(e)	69,050
Other assets	8,164	1,000	—		9,164
Goodwill	71,082	9,115	4,269	(f)	84,466
Total assets	$211,370	$32,612	$(6,898)		$237,084

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	18,941	9,138	—		28,079
Accrued expenses and other current liabilities	22,718	1,596	4,000	(i)	28,314
Capital leases current portion	—	880	(880)	(j)
Short-term debt	5,500	4,435	(4,435)	(c)	5,500
Deferred revenue	7,486	540	—		8,026
Total current liabilities	54,645	16,589	(1,315)		69,919

Long-term debt	119,500	18,103	(18,103)	(c)	119,500
Deferred revenue and other long-term liabilities	2,891	957	6,599	(k)	10,447
Capital leases, less current portion		405	(405)	(j)	—
Total liabilities	177,036	36,054	(13,224)		199,866

Commitments and contingencies

Stockholders' equity:
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 28,889,596 shares issued and outstanding as of September 30, 2014	3	12	(12)	(g)	3
Additional paid-in capital	116,244	30,756	(30,756)	(g)	119,128
			2,884	(h)
Retained earnings (accumulated deficit)	(81,551)	(34,210)	34,210	(g)	(81,551)
Accumulated other comprehensive income (loss)	(362)	—	—		(362)
Total stockholders' equity	34,334	(3,442)	6,326		37,218
Total liabilities and stockholders' equity	$211,370	$32,612	$(6,898)		$237,084

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.4

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(Amounts in thousands, except for share and per share data)	GTT	UNSi	Pro forma Adjustments		Pro forma Combined
Revenue:
Telecommunications services sold	$144,684	$45,299	—		$189,983

Operating expenses:
Cost of telecommunications services provided	89,233	30,826	—		120,059
Selling, general and administrative expense	31,349	13,347	—		44,696
Restructuring costs, employee termination and other items	3,342	—	—		3,342
Depreciation and amortization	16,911	8,116	2,822	(a)	27,849
Total operating expenses	140,835	52,289	2,822		195,946

Operating income (loss)	3,849	(6,990)	(2,822)		(5,963)

Other income (expense):
Interest expense, net	(6,755)	(2,225)	1,720	(b)	(7,260)
Loss on debt extinguishment	(3,104)	—			(3,104)
Gain on sale of assets	—	555	—		555
Other income (expense), net	(8,504)	—			(8,504)
Total other income (expense)	(18,363)	(1,670)	1,720		(18,313)
Loss before taxes	(14,514)	(8,660)	(1,102)		(24,276)
Provision for income taxes	811	—	—		811
Net loss	$(15,325)	$(8,660)	$(1,102)		$(25,087)
Loss per share
Basic	$(0.59)				$(0.97)
Diluted	$(0.59)				$(0.97)
Weighted average shares:
Basic	25,873,938				25,873,938
Diluted	25,873,938				25,873,938

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.4

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

(Amounts in thousands, except for share and per share data)	GTT	UNSi	Pro forma Adjustments		Pro forma Combined
Revenue:
Telecommunications services sold	$157,368	$49,443	—		$206,811

Operating expenses:
Cost of telecommunications services provided	102,815	33,777	—		136,592
Selling, general and administrative expense	31,675	17,124	—		48,799
Impairment of goodwill and intangible assets	—	2,248	—		2,248
Restructuring costs, employee termination and other items	7,677	—	—		7,677
Depreciation and amortization	17,157	7,005	3,762	(a)	27,924
Total operating expenses	159,324	60,154	3,762		223,240

Operating loss	(1,956)	(10,711)	(3,762)		(16,429)

Other income (expense):
Interest expense, net	(8,408)	(1,874)	2,022	(b)	(8,260)
Loss on debt extinguishment	(706)	—			(706)
Other expense, net	(11,724)	—			(11,724)
Total other income (expense)	(20,838)	(1,874)	2,022		(20,690)
Loss before taxes	(22,794)	(12,585)	(1,740)		(37,119)
(Benefit) Provision for income taxes	(2,005)	454	—		(1,551)
Net loss	$(20,789)	$(13,039)	$(1,740)		$(35,568)

Loss per share
Basic	$(0.95)				$(1.62)
Diluted	$(0.95)				$(1.62)
Weighted average shares:
Basic	21,985,241				21,985,241
Diluted	21,985,241				21,985,241

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

EXHIBIT 99.4

GTT Communications, Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
Note 1. Basis of Presentation
The accompanying unaudited pro forma combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of GTT and UNSi, after giving effect to the acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the acquisition on GTT.
The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of our and UNSi's operations.
The unaudited pro forma combined balance sheet reflects the acquisition as if it has been consummated on September 30, 2014 and includes pro forma adjustments for our preliminary valuations of certain intangible assets. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013, reflects the acquisition as if it had occurred on January 1, 2013.
The pro forma combined balance sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The preliminary consideration is as presented in the following table.

Amounts in thousands

Purchase Price
Total cash consideration	$29,978
Total deferred cash consideration	4,000
Total stock consideration	2,884
Fair value of liabilities assumed	18,830
Total consideration	$55,692

Purchase Price Allocation:
Acquired Assets
Current assets	$5,934
Property and equipment	11,409
Other assets	1,000
Intangible assets	23,965
Total fair value of assets acquired	42,308
Goodwill	13,384
Total consideration	$55,692

Upon completion of the fair value assessment, we anticipate that the estimated purchase price and its allocation may differ from that outlined above primarily due to changes in assets and liabilities between the date of the preliminary assessment and that of our final assessment.
The current intangible assets acquired were valued based on a preliminary valuation and consist of customer relationships and trade names. Upon completion of the fair value assessment, we anticipate that the final purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

EXHIBIT 99.4

Note 2. Pro Forma Adjustments

a.	Reflect additional amortization expense related to acquired intangibles as of the beginning of the period.
b.
On September 30, 2014,GTT borrowed $15.0 million under a Delayed Draw Term Loan (or "DDTL") from its existing credit facility to partially finance the transaction and cover additional cash needs involved in the transaction. On October 1, 2014, GTT repaid UNSi's subordinated debt of $18.1 million and a bank note of $4.4 million at closing, in full settlement respectively.

(Dollars in thousands)	Year Ended December 31, 2013	Nine Months Ended September 30, 2014

Additional GTT debt under DDTL	$15,000	$15,000
Effective annual interest rate	4.48%	4.48%
Estimated GTT interest on DDTL	672	504

UNSi Subordinated debt	16,364	18,167
Effective annual interest rate	15.00%	15.00%
Less: Estimated interest on UNSi subordinated debt	(2,455)	(2,044)

UNSi Bank note	4,350	4,371
Effective annual interest rate	5.50%	5.50%
Less: Estimated interest on UNSi bank note	(239)	(180)

Interest Expense Adjustment	$(2,022)	$(1,720)

c.
On September 30, 2014, GTT borrowed $15.0 million under the DDTL from its existing credit facility to partially finance the transaction and cover additional cash needs involved in the transaction. On October 1, 2014, GTT repaid UNSi's subordinated debt of $18.1 million and a bank note of $4.4 million at closing, in full settlement respectively.

d.	Cash consideration paid to the seller in the transaction (See Note 1).
e.	Intangible assets generated by the transaction represent customer relationships of $24.0 million.
f.	The goodwill adjustment of $4.3 million includes goodwill created from the acquisition (See Note 1) and working capital differences.
g.	Eliminate the historical stockholders’ equity accounts of UNSi at September 30, 2014.
h.	Additional Paid In Capital generated from the issuance of 231,539 shares to UNSi shareholders.
i.	Recognition of deferred cash consideration of $4.0 million payable on October 1, 2015 less any adjustments for undisclosed liabilities identified subsequent to closing.
j.	Payoff of capital leases at closing.
k.	Deferred tax liability resulting from the tax impact of the intangibles assets acquired in the acquisition.